Calculation of Filing Fee Tables
S-8
BridgeBio Pharma, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share, 2021 Amended and Restated Stock Option and Incentive Plan	Other	6,500,000	$ 26.60	$ 172,900,000.00	0.0001476	$ 25,520.04
Total Offering Amounts:						$ 172,900,000.00		$ 25,520.04
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 25,520.04
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. (2) Proposed Maximum Offering Price Per Unit estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sales prices of the registrant's common stock, as quoted on the Nasdaq Global Select Market on July 29, 2024. (3) Amount registered represents 6,500,000 additional shares of common stock that were added to the shares authorized for issuance under the 2021 Amended and Restated Stock Option and Incentive Plan(the "2021 Plan") on June 21, 2024 pursuant to stockholder approval of the 2021 Plan, as amended and restated.